Exhibit 99.1

Hannon Armstrong Announces 18% Increase in Q2 2015 Core Earnings to $0.26 per Share; Over 95 Projects in Diversified $1.1 Billion Portfolio

ANNAPOLIS, Md., August 6, 2015 PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading provider of debt and equity financing to the energy efficiency and renewable energy markets, today reported Core Earnings, a non GAAP financial measure, for the quarter ended June 30, 2015, of $8.1 million or $0.26 per share, an increase of 18% over the $0.22 per share in the same quarter last year. For the six months ended June 30, 2015, Core Earnings were $15.5 million or $0.53 per share as compared to $8.1 million or $0.43 per share in the same period last year.

On a GAAP basis, the Company recorded net income for the quarter ended June 30, 2015 of $1.5 million or $0.04 per share as compared to $2.8 million or $0.13 per share in the same quarter in 2014. For the six months ended June 30, 2015, GAAP net income was $3.6 million or $0.10 per share as compared to $5.6 million or $0.29 per share in the same period last year. The decline in GAAP earnings is, in part, a result of GAAP treatment of the wind equity investment. A reconciliation of our Core Earnings to GAAP net income is included in this press release.

“We are pleased with the transaction volume and margins in our target investment areas: efficiency, utility scale wind and solar and distributed solar. We continue to extend our origination platform with the leading players, generating repeat business to grow the balance sheet,” said CEO Jeffrey Eckel. “Our 12 month pipeline continues to grow in each of the target areas, giving us a diversified set of opportunities for the rest of 2015 and beyond.”

Highlights

•	Efficiency market expands with multiple property assessed clean energy, or PACE, investments with one of the largest REITs, follow-on transactions for a major industrial customer and new client platforms for Federal, State and Local energy savings performance contracts or ESPCs;

•	First follow-on wind transaction in partnership with JPMorgan;

•	Strong growth in utility-scale solar land transactions and senior debt, as well as residential solar;

•	Originated $455 million of transactions in the first half of 2015 as compared to approximately $328 million in the same period last year; and

•	Raised $82 million in additional capital through a follow-on equity offering.

Portfolio

Our Portfolio totaled $1.1 billion at June 30, 2015 and included $331 million of energy efficiency investments, $735 million of renewable energy (wind and solar) transactions and $50 million of other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor and credit quality as of June 30, 2015, with 99% of the Debt and Real Estate portion of the Portfolio rated investment grade as shown below:

	Investment Grade
	Government (1)	Commercial Investment Grade(2)	Commercial Non- Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments(4)	Total
	($ in millions)
Financing receivables	$297	$392	$—	$689	$—	$689
Financing receivables held-for-sale	85	—	—	85	—	85
Investments	—	15	13	28	—	28
Real estate(5)	—	152	—	152	—	152
Equity method investments	—	—	—	—	162	162

Total	$382	$559	$13	$954	$162	$1,116
% of Debt and Real Estate Portfolio	40%	59%	1%	100%	N/A	N/A
Average Remaining Balance(6)	$13	$10	$13	$11	$16	$11

(1)	Transactions where the ultimate obligor is the U.S. Federal Government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $280 million of U.S. Federal Government transactions and $102 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $62 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables includes $137 million of internally rated residential solar loans where the cash flows which support our financing receivables are subordinated to the tax equity investors (whose return is largely derived from the renewable energy tax incentives) and for which we rely on certain tax related indemnities of the publicly traded residential solar provider.
(3)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Consists of minority ownership interest in operating wind projects in which we earn a preferred return.
(5)	Includes the real estate and the lease intangible assets through which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(6)	Excludes 77 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $25 million.

Second Quarter Financial Results

Hannon Armstrong reported second-quarter 2015 Core Earnings of $8.1 million or $0.26 per share, as compared with Core Earnings of $4.8 million, or $0.22 per share, in the three months ended June 30, 2014. The increase in Core Earnings is largely due to an increase in Core Net Investment Revenue, which increased to $8.4 million from $3.1 million in the three months ended June 30, 2014 due to an 89% growth in the Portfolio from June 30, 2014 to June 30, 2015. This increase was offset by a decrease in other investment revenue of $2.1 million in the three months ended June 30, 2015 due to holding more transactions on the balance sheet.

As of June 30, 2015, we had 32% of our debt at fixed rates as shown in the chart below:

	June 30, 2015	% of Total
	($ in millions)
Floating-Rate Credit Facility	$420	68%
Fixed-Rate HASI asset backed debt	198	32%

Total Debt(1)	$618	100%

(1)	Excludes match-funded other nonrecourse debt of $108 million where the debt is match-funded with corresponding assets and we have no interest rate risk.

As of June 30, 2015, leverage, as measured by debt-to-equity, was 1.8 to 1. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically borrowings with U.S. government obligors) and our on balance sheet match funded nonrecourse debt.

“We were able to hold more transactions on our balance sheet based upon the mix of what we closed this quarter,” said Chief Financial Officer Brendan Herron. “The strong originations allowed us to put the equity raise to use with minimal impact on leverage and thus earnings.”

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today at 5:00 pm ET. Interested parties are invited to listen to the conference call by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13613959. The replay will be available until August 13, 2015. A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com.

A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) provides debt and equity financing to the energy efficiency and renewable energy markets. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring and predictable cash flows. We are based in Annapolis, Maryland, and we elected and qualified to be taxed as a real estate investment trust (“REIT”) for federal income-tax purposes, beginning with our taxable year ended December 31, 2013.

Forward-Looking Statements

Some of the information contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Those factors include:

•	our equity method investments in wind projects;

•	our acquisition and integration of American Wind Capital Company, LLC as well as subsequent real estate acquisitions;

•	our expectations related to payments under our $13 million senior secured debt securities in an operating wind project;

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	our ability to complete potential new financing opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local governments and changes to U.S. federal, state and local government policies and the execution and impact of actions, initiatives and policies undertaken by these authorities;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets; our investment and underwriting process; interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification, as a REIT for U.S. federal income-tax purposes;

•	our ability to maintain our exception from registration under the Investment Company Act of 1940;

•	availability of opportunities to originate energy efficiency, renewable energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this earnings release.

The risks included here are not exhaustive. Additional factors could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

Core Net Investment Revenue, Core Total Revenue, Core Other Expenses, net and Core Earnings (“Core Financial Metrics”) are non-GAAP financial measures. Core Net Investment Revenue reflects the wind equity investments adjusted to an effective interest method and the add back of non-cash real estate intangible amortization and the provision for credit losses, if any.

Our equity method investments in the wind projects are structured using typical wind partnership “flip” structures where we, along with other institutional investors, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows along with tax attributes. Once this preferred return is achieved, the partnership flips and the project owner receives the majority of the cash flows with the institutional investors retaining an ongoing residual interest. Given this structure, we negotiated our purchase price of our wind investments based on our assessment of the expected cash flows from each investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. Under U.S. GAAP, we are required to account for these investments utilizing the hypothetical liquidation at book value method (“HLBV”), in which we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, in this case, at the end of the immediately preceding quarter after adjusting for any distributions or contributions made during such quarter. As HLBV incorporates non-cash items, such as depreciation, and because we are entitled to receive a preferred return of cash flows on our investments independent of how profits and losses are allocated, the HLBV allocation does not, in our opinion, reflect the economics of our investments. As a result, and in an attempt to treat these investments in a manner similar to our other investments and our initial valuation, in calculating our Core Net Investment Revenue for the above periods, we adjusted the income we receive from these investments as if we were recognizing income or loss based on an effective interest methodology. Generally, under this methodology income is recognized over the life of the asset using a constant effective yield. The initial constant effective yield we selected is equal to the discount rates we used in making our investment decisions. On at least a quarterly basis, we will review and, if appropriate, adjust the discount rates and the income or loss we receive from these investments for purposes of calculating our Core Net Investment Revenue in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. In June 2015, JPMorgan Chase & Co. (“JPMorgan”), our joint venture partner and one of the project holding companies entered into an agreement regarding the treatment of certain tax matters that had the impact of reducing our expected future cash flows from that holding company. As a result of this agreement, JPMorgan paid us approximately $3 million, which effectively reduced our investment in that joint venture. In accordance with the methodology described above, we have calculated a new constant effective yield based upon the reduced investment amount and the reduction in expected future cash flows. We will use this new effective yield, which is not materially different from our initial constant effective yield, for future periods for that investment.

We have borrowed $115 million on a nonrecourse basis using our equity method investment in one of our joint ventures as collateral and used the $3 million payment from JPMorgan to repay a portion of this loan. For the six months ended June 30, 2015, we collected cash distributions from the wind investments of $14.6 million (in addition to the $3 million payment), of which $6.4 million represents our Core Earnings adjustment for the investments based upon the effective yield methodology discussed above. In addition, included in our U.S. GAAP investment interest expense for the six months ended June 30, 2015, was $3.4 million of interest expense related to this nonrecourse loan.

Core Other Expenses, net reflects the add back of non-cash equity-based compensation, amortization of intangible assets, GAAP HLBV income or loss on our equity method investments, and business acquisition costs, if any. Core Earnings represent earnings utilizing the adjustments for Core Net Investment Revenue and Core Other Expenses, net and adjusting for any non-cash taxes and the minority interest. Our Core Financial Metrics are also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges, if any, as approved by a majority of our independent directors.

We believe that the Core Financial Metrics provide additional measures of our core operating performance by eliminating the impact of certain non-cash income and expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and a comparison of our operating results from period to period. Our management uses Core Financial Metrics in this way. We believe that our investors also use our Core Financial Metrics or a comparable supplemental performance measure to evaluate and compare our performance to our peers, and as such, we believe that the disclosure of our Core Financial Metrics is useful to our investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flows from operating activities (determined in accordance with GAAP), a measure of our liquidity or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating our Core Financial Metrics may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The table below provides a reconciliation of the GAAP Net Investment Revenue, net to Core Net Investment Revenue:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Net Investment Revenue (GAAP)	$5,035	$3,093	$9,700	$5,475
Adjustments:
Real estate intangibles (1)	163	38	312	38
Equity affiliate adjustment (2)	3,193	—	6,023

Core Net Investment Revenue Adjustments	3,356	38	6,335	38

Core Net Investment Revenue (3)	$8,391	$3,131	$16,035	$5,513

(1)	Reflects add back of non-cash amortization of lease intangibles.
(2)	See discussion of Core Earnings above.
(3)	Core Net Investment Revenue plus GAAP Other Investment Revenue would equal Core Total Revenue, net of investment interest expense.

The table below provides a reconciliation of the GAAP Other Expenses, net to Core Other Expenses, net:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Other Expenses, net (GAAP)	$5,868	$5,527	$11,505	$8,353
Adjustments:
Non-cash equity-based compensation charge (1)	(2,826)	(1,520)	(5,026)	(1,970)
Equity affiliate adjustment(2)	(295)	—	(348)	—
Amortization of intangibles (3)	(51)	(50)	(102)	(101)
Business combination acquisition costs(4)	—	(1,104)	—	(1,104)

Core Other Expenses, Net Adjustments	(3,172)	(2,674)	(5,476)	(3,175)

Core Other Expenses, net	$2,696	$2,853	$6,029	$5,178

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding shares related to stock based compensation are included in Core Earnings per share calculation.
(2)	See discussion of Core Earnings above.
(3)	Adds back non-cash amortization of pre IPO intangibles.
(4)	Acquisition related costs, such as legal fees or third party transaction based fees associated with transactions that are accounted for as a business combination.

We calculated our Core Earnings and provided a reconciliation of our net income to Core Earnings in the table below:

	For the Three Months Ended		For the Three Months Ended
	June 30, 2015	Per Share	June 30, 2014	Per Share
	($ in thousands, except per share data)
Net income attributable to controlling shareholders	$1,470	$0.04	$2,828	$0.13
Adjustments:
Core Net Investment Revenue Adjustments	3,356		38
Core Other Expenses, net Adjustments	3,172		2,674
Net income attributable to minority interest	14		47
Non-cash provision (benefit) for taxes	74		(830)

Core Earnings(1)	$8,086	$0.26	$4,757	$0.22

(1)	Core Earnings per share for the three months ended June 30, 2015 and June 30, 2014, are based on 31,138,380 shares and 21,250,206 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the Operating Partnership as the income attributable to the minority interest is also included.

	For the Six Months Ended		For the Six Months Ended
	June 30, 2015	Per Share	June 30, 2014	Per Share
	($ in thousands, except per share data)
Net income attributable to controlling shareholders	$3,592	$0.10	$5,581	$0.29
Adjustments:
Core Net Investment Revenue Adjustments	6,335		38
Core Other Expenses, net Adjustments	5,476		3,175
Net income attributable to minority interest	39		107
Non-cash provision (benefit) for taxes	47		(771)

Core Earnings(1)	$15,489	$0.53	$8,130	$0.43

(1)	Core Earnings per share for the six months ended June 30, 2015 and June 30, 2014, are based on 29,465,971 shares and 19,065,102 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the Operating Partnership as the income attributable to the minority interest is also included.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Net Investment Revenue:
Interest Income, Financing receivables	$8,217	$5,229	$16,545	$9,847
Interest Income, Investments	357	1,138	753	2,432
Rental Income	2,564	410	4,652	410

Investment Revenue	11,138	6,777	21,950	12,689
Investment interest expense	(6,103)	(3,684)	(12,250)	(7,214)

Net Investment Revenue	5,035	3,093	9,700	5,475
Provision for credit losses	—	—	—	—

Net Investment Revenue, net of provision for credit losses	5,035	3,093	9,700	5,475
Other Investment Revenue:
Gain on sale of receivables and investments	1,557	4,272	4,426	6,246
Fee income	836	207	1,063	1,550

Other Investment Revenue	2,393	4,479	5,489	7,796

Total Revenue, net of investment interest expense and provision	7,428	7,572	15,189	13,271

Compensation and benefits	(3,978)	(2,924)	(7,830)	(4,537)
General and administrative	(1,561)	(1,445)	(3,066)	(2,598)
Acquisition costs	—	(1,104)	—	(1,104)
Other, net	(34)	(54)	(261)	(114)
Loss from equity method investments in affiliates	(295)	—	(348)	—

Other Expenses, net	(5,868)	(5,527)	(11,505)	(8,353)

Net income before income taxes	1,560	2,045	3,684	4,918
Income tax (expense) benefit	(76)	830	(53)	770

Net Income	$1,484	$2,875	$3,631	$5,688

Net income attributable to non-controlling interest holders	14	47	39	107

Net Income Attributable to Controlling Shareholders	$1,470	$2,828	$3,592	$5,581

Basic earnings per common share	$0.04	$0.13	$0.10	$0.29

Diluted earnings per common share	$0.04	$0.13	$0.10	$0.29

Weighted average common shares outstanding—basic	29,479,023	19,973,393	27,941,095	17,944,432
Weighted average common shares outstanding—diluted	29,479,023	19,973,393	27,941,095	17,944,432

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2015 and DECEMBER 31, 2014

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	June 30, 2015	December 31, 2014
Assets
Financing receivables	$688,632	$552,706
Financing receivables held-for-sale	85,461	62,275
Investments available-for-sale	28,455	27,273
Real estate	126,683	90,907
Real estate related intangible assets	25,482	23,058
Equity method investments in affiliates	161,648	143,903
Cash and cash equivalents	21,670	58,199
Restricted cash and cash equivalents	12,911	11,943
Other assets	30,502	39,993

Total Assets	$1,181,444	$1,010,257

Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other	$13,749	$11,408
Deferred funding obligations	95,700	88,288
Credit facility	420,496	315,748
Asset-backed nonrecourse notes (secured by assets of $230 million and $248 million, respectively)	197,694	208,246
Other nonrecourse debt (secured by financing receivables of $104 million and $108 million, respectively)	107,510	112,525

Total Liabilities	835,149	736,215

Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 31,221,982 and 26,377,111 shares issued and outstanding, respectively	312	264
Additional paid in capital	379,183	293,635
Retained deficit	(37,131)	(25,006)
Accumulated other comprehensive (loss) income	(81)	406
Non-controlling interest	4,012	4,743

Total Equity	346,295	274,042

Total Liabilities and Equity	$1,181,444	$1,010,257

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SOURCE Hannon Armstrong Sustainable Infrastructure Capital, Inc.